                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            EQUITY MARKETING, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             Equity Marketing, Inc.

                            NOTICE OF ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                             EQUITY MARKETING, INC.
                             6330 SAN VICENTE BLVD.
                            LOS ANGELES, CALIFORNIA
                               SEPTEMBER 7, 2000

                             EQUITY MARKETING, INC.
                             6330 SAN VICENTE BLVD.
                         LOS ANGELES, CALIFORNIA 90048

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 7, 2000

                            ------------------------

TO THE STOCKHOLDERS OF
EQUITY MARKETING, INC.:

    Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Equity Marketing, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company located at 6330 San Vicente Blvd., Los Angeles, California 90048, on Thursday, September 7, 2000, beginning at 10:00 a.m., local time. The Annual Meeting will be held for the following purposes:

    1. To elect five members of the Board of Directors, each to hold office until the 2001 Annual Meeting and until his successor is elected and qualified;

    2.  To approve the Equity Marketing, Inc. 2000 Stock Option Plan;

    3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor; and

    4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

    The Board of Directors has fixed July 12, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, and only stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and at the offices of the Company for ten days prior to the Annual Meeting.

    We hope that you will use this opportunity to take an active part in the affairs of the Company by voting on the business to come before the Annual Meeting, either by executing and returning the enclosed Proxy Card or by casting your vote in person at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Leland P. Smith
                                          LELAND P. SMITH
                                          SECRETARY

Los Angeles, California
July 21, 2000

    STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. A STAMPED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY CARD BECAUSE HE OR SHE OWNS SHARES REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                             EQUITY MARKETING, INC.
                             6330 SAN VICENTE BLVD.
                         LOS ANGELES, CALIFORNIA 90048
                                 (323) 932-4300

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 7, 2000

                                  INTRODUCTION

    This Proxy Statement is furnished to the stockholders by the Board of Directors of Equity Marketing, Inc., a Delaware corporation (the "Company"), for solicitation of proxies for use at the 2000 Annual Meeting of Stockholders to be held at the offices of the Company located at 6330 San Vicente Blvd., Los Angeles, California 90048, on Thursday, September 7, 2000, at 10:00 a.m., local time, and at any and all adjournments thereof (the "Annual Meeting").

    The purpose of the Annual Meeting and the matters to be acted upon are set forth in the following Proxy Statement. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by submitting a duly executed proxy bearing a later date or by delivering to the Secretary of the Company a written notice of revocation prior to the Annual Meeting, or by appearing at the Annual Meeting and expressing a desire to vote his or her shares in person. Subject to such revocation, all shares represented by a properly executed proxy received prior to or at the Annual Meeting will be voted by the proxy holders whose names are set forth in the accompanying proxy in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted "FOR" the election of the nominees for director set forth herein, "FOR" the approval of the Equity Marketing, Inc. 2000 Stock Option Plan and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 2000. If any other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment of the persons acting under said proxies.

    It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about July 21, 2000.

                    OUTSTANDING SECURITIES AND VOTING RIGHTS

    Only stockholders of record at the close of business on July 12, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At that date there were 6,305,612 outstanding shares of common stock, par value $.001 per share, of the Company (the "Common Stock"), and 25,000 outstanding shares of Series A senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the "Series A Stock"), the only outstanding voting securities of the Company. At the Annual Meeting, each share of Common Stock will be entitled to one vote. Each share of Series A Stock will be entitled to 67.7966 votes (which represents the number of shares of Common Stock into which each share of Series A Stock is currently convertible), or approximately 1,694,915 votes in the aggregate. Accordingly, an aggregate of 8,000,527 votes may be cast at the Annual Meeting by holders of Common Stock and Series A Stock.

    The representation, in person or by properly executed proxy, of the holders of a majority of the voting power of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders are not entitled to cumulate their votes. Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, holders of Common Stock are entitled to elect five directors with the five candidates who receive the highest number of affirmative votes being elected, and the holders of the Series A Stock, voting separately as a class, are entitled to elect two directors, with the candidates receiving the highest number of affirmative votes being elected. Votes against a candidate and votes withheld have no legal effect. In matters other than the election of directors, abstentions have the effect of votes against a proposal in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes do not have any effect for purposes of determining whether a proposal has been approved.

    As of the Record Date, all of the outstanding shares of Series A Stock are owned by Crown EMAK Partners, LLC, a Delaware limited liability company ("Crown"), representing the power to vote approximately 21.2% of the voting power of the shares of stock entitled to vote at the Annual Meeting. The Company has been advised that Crown intends to vote all the shares beneficially owned by it "FOR" the approval of the Equity Marketing, Inc. 2000 Stock Option Plan and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 2000.

    As of the Record Date, Stephen P. Robeck and Donald A. Kurz possessed the power to vote approximately 32.0% of the voting power of the shares of stock entitled to vote at the Annual Meeting. The Company has been advised that Messrs. Robeck and Kurz intend to vote all of the shares beneficially owned by them "FOR" the election of the nominees for director set forth herein, "FOR" the approval of the Equity Marketing, Inc. 2000 Stock Option Plan and "FOR" the proposal to ratify the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending December 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as to the shares of Common Stock and Series A Stock owned as of July 1, 2000 by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock and Series A Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table included under "Executive Compensation and Related Matters"; and (iv) all directors and nominees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock and Series A Stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated, the address of each person shown is c/o Equity Marketing, Inc., 6330 San Vicente Blvd., Los Angeles, California 90048.

                                                         COMMON STOCK              SERIES A STOCK
                                                    -----------------------   ------------------------
                                                       AMOUNT      PRECENT      AMOUNT
                                                    BENEFICIALLY   OF CLASS   BENEFICALLY   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED (1)       (1)       OWNED (1)    CLASS (1)
------------------------------------                ------------   --------   -----------   ----------
Crown EMAK Partners, LLC (2)......................   2,611,580       29.3%       25,000         100%
Peter Ackerman (2)................................   2,611,580       29.3%       25,000         100%
Donald A. Kurz (3)................................   1,588,970       25.0%
Stephen P. Robeck (3).............................   1,047,380       16.5%
Baron Capital (4).................................     350,000        5.6%
Bruce Raben (3)...................................     207,000        3.2%
Mitchell H. Kurz (3)..............................     121,600        1.9%
Lawrence Elins (3)................................     118,334        1.8%
Kim H. Thomsen (3)................................     100,319        1.6%
Sanford R. Climan (3).............................      85,800        1.3%
Joseph F. Morrison (3)............................      80,445        1.3%
Gaetano A. Mastropasqua (3).......................      35,197          *
Edward T. Boyd (3)................................      21,015          *
Jeffrey S. Deutschman (2).........................           0          *
Executive Officers and Directors as a Group
  (16 persons)(2)(5)..............................   6,092,265       63.3%       25,000         100%

------------------------------

*   Less than one percent.

(1) In accordance with Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares beneficially owned at any date include shares issuable upon the exercise of options, warrants, rights or conversion privileges within sixty days of the that date. For the purpose of computing the percentage of outstanding shares beneficially owned by a particular person, any securities not outstanding which are subject to options, warrants, rights or conversion privileges exercisable by that person within sixty days of July 1, 2000 have been deemed to be outstanding, but have not been deemed outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

(2) As reported on a Schedule 13D dated April 10, 2000 and filed with the Securities and Exchange Commission by Crown, Peter Ackerman, Jeffrey S. Deutschman and related parties. The address of Mr. Deutschman and Crown is 660 Madison Avenue, 15th Floor, New York, New York 10021. The address of Mr. Ackerman is 700 Eleventh Street N.W., Washington, DC 20001.
    Mr. Deutschman is the manager of Crown. Mr. Ackerman may be deemed to have shared power to vote or direct the vote, and to dispose or direct the disposition of the shares of Series A Stock.

   On March 29, 2000, Crown paid $11.9 million to the Company in exchange for 11,900 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown five year warrants (collectively, the "Warrants") to purchase 5,712 shares of Series B senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the "Series B Stock") at an exercise price of $1,000 per share, and 1,428 shares of Series C senior cumulative participating convertible preferred stock, par value $.001 per share, of the Company (the "Series C Stock") at an exercise price of $1,000 per share. The Warrants are immediately exercisable. The conversion prices of the Series B Stock and the Series C Stock are $16.00 and $18.00, respectively. On
    June 20, 2000, Crown paid an additional $13.1 million to the Company in exchange for an additional 13,100 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown Warrants to purchase an additional 6,288 shares of Series B Stock and an additional 1,572 shares of Series C Stock. As of the date hereof, each share of Series A Stock is currently convertible into 67.7966 shares of

    Common Stock, representing 1,694,915 shares of Common Stock in the aggregate. As of the date hereof, each share of Series B Stock and Series C Stock is currently convertible into 62.5 and 55.5556 shares of Common Stock, respectively, representing 916,666 shares of Common Stock in the aggregate.

(3) Includes shares of Common Stock which the following officers and directors have the right to acquire by exercise of options within sixty days following July 1, 2000: D. Kurz, 44,167; Robeck, 31,667; Raben, 130,000; M. Kurz,
    45,000; Elins, 98,334; Thomsen, 98,461; Climan, 65,000; Morrison, 74,445;
    Mastropasqua, 30,834; and Boyd, 18,750.

(4) As reported on a Schedule 13G dated January 28, 2000 and filed with the Securities and Exchange Commission by Baron Capital. The address of Baron Capital is 767 Fifth Avenue, New York, NY 10153.

(5) The amount stated includes an aggregate of 3,317,238 shares of Common Stock which may be acquired upon the exercise of options or warrants within sixty days following July 1, 2000.

                             ELECTION OF DIRECTORS

    Pursuant to the Certificate of Incorporation of the Company and the Certificate of Designation of the Series A Stock of the Company, the holders of the Series A Stock, voting as a separate class, shall be entitled to elect two directors of the Company at the Annual Meeting (the "Series A Directors"). The holders of the Common Stock, voting separately as a class, shall elect the remaining directors. Accordingly, five directors are to be elected and qualified at the Annual Meeting. Proxies for the Series A Directors are not being solicited; the Series A Stock will be voted by written ballot or unanimous written consent at the Annual Meeting. Crown, the holder of the Series A Stock, has advised the Company that Messrs. Ackerman and Deutschman will be nominated for election as the Series A Directors for a term commencing on the date of the Annual Meeting and continuing until the next annual meeting of stockholders and until their successors have been duly elected and qualified. With the exception of Mr. Elins who plans to resign from the Board of Directors immediately prior to the Annual Meeting, all of the incumbent directors are also nominees for election as directors. All nominees have advised the Company that they are able and willing to serve as directors. However, if any nominee is unable to or for good cause will not serve, the persons named in the accompanying proxy will vote for any other person nominated by the Board of Directors.

    Except as set forth below, no arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Under his consulting agreement, the Company has agreed to use its best efforts to have Mr. Robeck elected as a director of the Company. (See "Certain Relationships and Related Transactions" below.) Under his employment agreement, the Company has agreed to use its best efforts to have Mr. Kurz elected as a director of the Company. (See "Employment Agreements" below.) Donald A. Kurz and Mitchell H. Kurz are brothers.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
                          OF THE NOMINEES LISTED BELOW

    The following table sets forth the names and ages of the nominees of the Board of Directors.

NAME                                                            AGE      DIRECTOR SINCE
----                                                          --------   --------------
Donald A. Kurz..............................................     44           1990
Sanford R. Climan...........................................     44           1998
Mitchell H. Kurz............................................     48           1999
Bruce Raben.................................................     46           1993
Stephen P. Robeck...........................................     52           1989

    DONALD A. KURZ joined the Company as Executive Vice President and was elected a director in September 1990, and was elected President and Co-Chief Executive Officer in September 1991. On January 1, 1999, he was elected Chairman of the Board and Chief Executive Officer. Prior to joining the Company, Mr. Kurz was a management consultant for seven years with the general management consulting division of Towers Perrin, where he was a Vice President (Senior Partner) and, most recently, Manager of the New York office. Mr. Kurz received his BA from Johns Hopkins University and his MBA from the Columbia University Graduate School of Business.

    SANFORD R. CLIMAN is Managing Director of Entertainment Media Ventures, a Los Angeles-based venture capital fund focused on investment in the areas of technology and media. From June 1997 through February 1999, he was a senior executive with Creative Artists Agency ("CAA"). From October 1995 through May 1998, he was an Executive Vice President for Universal Studios and, from June 1986 through September 1995, he was a senior executive with CAA. Mr. Climan holds a bachelor's degree from Harvard College, a master's of science in health policy and management from Harvard School of Public Health and an MBA from Harvard Business School.

    MITCHELL H. KURZ is the Chairman and founder of Kurz and Friends, a consulting company to the global advertising and marketing services business. Mr. Kurz retired from Young & Rubicam Inc. in December 1998, followng a 24-year career during which he held numerous executive positions. His most recent position at Young & Rubicam was Chairman of Client Services, where he oversaw key global client relationships representing approximately 50 percent of the company's annual revenues. From 1996 to 1998, he was Pesident and Chief Operating Officer of Young & Rubicam Advertising, and from 1992 to 1996, he was Worldwide Chief Executive Officer of Wunderman Cato Johnson, a Young & Rubicam operating unit. Mr. Kurz received his MBA from Harvard Business School and his bachelor's degree from Dartmouth College.

    BRUCE RABEN was an Executive Vice President of Jeffries & Company, Inc., an investment banking firm, from 1990 through 1995. In 1996 Mr. Raben joined CIBC World Markets, an investment banking firm, as a Managing Director. Mr. Raben is also a director of Global Crossings, Ltd. and Evercom Holdings, Inc. Mr. Raben received a BA from Vassar College and an MBA from the Columbia University Graduate School of Business.

    STEPHEN P. ROBECK was a senior executive of the Company and its predecessor business from 1986 to 1998. He became a director of the Company in 1989 and was elected Chairman and Co-Chief Executive Officer in September 1991. Effective December 31, 1998, Mr. Robeck resigned as Chairman and Co-Chief Executive Officer. On January 1, 1999, he became a consultant to the Company. Between 1987 and September 1991, Mr. Robeck served as Chief Operating Officer of the Company. Mr. Robeck received a BA in philosophy from Lake Forest College.

SERIES A DIRECTORS

    PETER ACKERMAN was the Director of Capital Markets at Drexel Burnham Lambert, an investment banking firm, from 1978 to 1989. He has been an Equity Marketing director since March 2000. Since 1989,

Dr. Ackerman has been the Managing Director of Rockport Capital, which is the Special Limited Partner of Crown Capital Group. Dr. Ackerman received a Ph.D. from the Fletcher School of Law and Diplomacy where he is the Chairman of the Board of Overseers. In addition, he sits on the Boards of CARE, Colgate University and the Cato Institute and is a member of the Council on Foreign Relations and the Executive Council of the International Institute for Strategic Studies.

    JEFFREY S. DEUTSCHMAN has been a Managing Director of Crown Capital Group since 1997. He has been an Equity Marketing director since March 2000. Prior to joining Crown, he was a Partner at Aurora Capital Partners, a leveraged buyout fund, from 1992 through 1995, a Partner at Deutschman, Clayton & Company, an investment firm engaged in management buyout transactions, from 1987 through 1991 and a Principal at Spectrum Group, Inc., which specialized in leveraged acquisitions, from 1981 through 1986. Mr. Deutschman received a BA from Columbia University and an MBA from the UCLA Business School. Mr. Deutschman sits on the boards of JPS Industries, Davidson Cotton and Resort Theaters of America. He also serves as the Chief Executive Officer and is a director of ISG Holdings, a company engaged in the consumer sampling and specialty packaging industries.

    During 1999, the Board of Directors met 6 times. Each director attended more than 75% of the Board of Directors meetings and the meetings of Board committees on which he served.

COMMITTEES OF THE BOARD

    AUDIT COMMITTEE.  The Board has an Audit Committee consisting of
Messrs. Climan, Elins and Raben. The Audit Committee reviews the audit and control functions of the Company, the Company's accounting principles, policies and practices and financial reporting, the scope of the audit conducted by the Company's independent auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management (if any) and management's response thereto. The Audit Committee met three times in 1999.

    COMPENSATION COMMITTEE. The Board has a Compensation Committee consisting of Messrs. Climan, Elins and Raben. The Compensation Committee is authorized to review and recommend to the Board the salaries, bonuses and perquisites for the Company's executive officers and to administer the Equity Marketing, Inc. Stock Option Plan (the "Option Plan"). The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans. During 1999, the Compensation Committee met two times.

DIRECTOR COMPENSATION

    STANDARD COMPENSATION. Directors who are not employees of the Company or its subsidiaries ("non-employee directors") receive $20,000 per year. Directors who are employees of the Company or its subsidiaries serve as directors without compensation. The Series A Directors also serve without compensation; provided, however, that the Company has agreed to make available and issue each such Series A Director options to purchase equity securities of the Company on the same terms and conditions as are then available to the Company's other non-employee directors commencing in April, 2003.

    STOCK OPTIONS. Non-employee directors receive additional compensation in the form of stock options granted automatically under the Equity Marketing, Inc. Non-Employee Director Stock Option Plan (the "Director Plan"). Each non-employee director automatically receives an option to purchase 35,000 shares of Common Stock upon the date such non-employee director first joins the Board of Directors, such options vesting six months after the date of grant, and options to purchase 30,000 shares of Common Stock the first time such non-employee director is elected to the Board of Directors by the stockholders and each third time thereafter such non-employee director is elected to the Board of Directors by the stockholders, such options vesting in three equal installments on each of the first, second and third anniversary of the date of grant. If a non-employee director first joins the Board of Directors upon election by the stockholders, such non-employee director receives both grants of options on the same date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Stephen P. Robeck, formerly Chairman of the Board and Co-Chief Executive Officer, has entered into a consulting agreement with the Company. The agreement runs from January 1, 1999 through December 31, 2001, subject to earlier termination upon Mr. Robeck's death or disability or termination by the Company For Cause or Other Than For Cause (each as defined in the agreement). The agreement provides that Mr. Robeck will serve as a financial and business consultant to the Company and be available to fulfill his obligations thereunder no less than twenty hours per month. The agreement contains provisions restricting Mr. Robeck's ability to compete with the Company while providing services as a consultant and to solicit the Company's employees through the first anniversary of the end of the consulting period. Under the agreement, Mr. Robeck receives a consulting fee of $210,000 per year, a car allowance of $18,000 per year and certain medical, disability and life insurance benefits. He is also entitled to reimbursement of certain business-related expenses incurred for all reasonable travel and out-of-pocket expenses incurred in the performance of his services as a consultant. If the agreement is terminated by reason of death or disability, Mr. Robeck or his estate shall receive his full consulting fee through the end of the month of his death or disability and a prorated share of any other compensation or benefits required under the agreement. If the agreement is terminated by the Company For Cause, Mr. Robeck's compensation and benefits shall cease as of the date of termination. If the agreement is terminated by the Company Other Than For Cause, Mr. Robeck shall receive his full consulting fee and any other compensation or benefits required under the agreement through the end of the term of the agreement. Under the agreement, the Company has agreed to use its best efforts to have Mr. Robeck elected as a director of the Company.

    On December 9, 1999, the Company purchased in a private transaction from a trust controlled by Mr. Robeck 50,000 shares of Common Stock at a price of $17.208 per share, or $860,400 in the aggregate. $17.208 represents the average closing price of the Common Stock on December 2nd, 3rd, and 6th.

    Bruce Raben, a director of the Company, provided significant services as a director to the Company in 2000. As consideration for these services, Mr. Raben received on March 28, 2000 a grant of options to purchase 50,000 shares of Common Stock at $14.75 per share, a 55% premium to fair market value ($9.50) on the date of grant. The options expire on March 28, 2010, the tenth anniversary of the date of grant and are immediately vested. The options were granted under the Option Plan. Using the assumed rates of appreciation as set forth in the Option Grants table below, the grant to Mr. Raben had a value of $463,806 at 5% and $1,175,383 at 10%.

    On March 29, 2000, Crown paid $11.9 million to the Company in exchange for 11,900 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown five year Warrants to purchase 5,712 shares of Series B Stock at an exercise price of $1,000 per share, and 1,428 shares of Series C Stock at an exercise price of $1,000 per share. The conversion prices of the Series B Stock and the Series C Stock are $16.00 and $18.00, respectively. On June 20, 2000, Crown paid an additional $13.1 million to the Company in exchange for an additional 13,100 shares of Series A Stock with a conversion price of $14.75 per share. In connection with such purchase, the Company granted to Crown Warrants to purchase an additional 6,288 shares of Series B Stock and an additional 1,572 shares of Series C Stock. In connection with the purchase of preferred stock, the Company agreed to pay Crown a commitment fee in the aggregate amount of $1.25 million, paid in equal quarterly installments of $62,500 commencing on June 30, 2000 and ending on March 31, 2005. Jeffrey S. Deutschman, a director of the Company, is the manager of Crown. Peter Ackerman, a director of the Company, may be deemed to have shared power to vote or direct the vote, and to dispose or direct the disposition of the shares of Series A Stock owned by Crown.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

    The following table sets forth the cash compensation (including cash bonuses) paid or accrued by the Company for its fiscal years ended December 31, 1997, 1998 and 1999 to its Chief Executive Officer and its four most highly compensated officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") at December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                        --------------------------
                                                                                         SECURITIES
                                                                      OTHER ANNUAL       UNDERLYING       OPTION
                                YEAR     SALARY($)   BONUS($)(1)   COMPENSATION($)(2)    OPTIONS(3)     PAYOUTS($)
                              --------   ---------   -----------   ------------------   -------------   ----------
Donald A. Kurz..............    1999      375,000      300,000             19,200           50,000         --
  Chairman, Chief Executive     1998      315,000       --                 16,095           --             --
    Officer                     1997      300,000       --                 16,920           50,000         --
Joseph F. Morrison..........    1999      275,000       --                 14,000           --             --
  President, Promotions and     1998      164,440       10,000              8,970          296,667         --
    Consumer Products(5)
Kim H. Thomsen..............    1999      250,000      175,000             12,000           25,000         --
  President, Marketing and      1998      210,000      125,000             10,920           25,833         --
    Interactive Services,       1997      200,000       50,000             10,920           25,000         --
    Chief Creative Officer
Edward T. Boyd..............    1999      215,000      125,000             12,000           15,000         --
  Senior Vice President,        1998      150,000       90,000              7,826          112,500         --
    Corporate Operations(6)
Gaetano A. Mastropasqua(7)..    1999      187,500      165,000             12,000           90,000         --
  Senior Vice President,        1998      121,000       50,000              6,000           10,000         --
    Client Services             1997       55,000       --                  3,000           20,000         --


                                  ALL OTHER
                              COMPENSATION($)(4)
                              ------------------
Donald A. Kurz..............        21,924
  Chairman, Chief Executive         21,924
    Officer                         39,362
Joseph F. Morrison..........       --
  President, Promotions and        --
    Consumer Products(5)
Kim H. Thomsen..............         5,000
  President, Marketing and           5,000
    Interactive Services,            4,924
    Chief Creative Officer
Edward T. Boyd..............         5,000
  Senior Vice President,           --
    Corporate Operations(6)
Gaetano A. Mastropasqua(7)..         5,000
  Senior Vice President,             4,235
    Client Services                --

------------------------------

(1) Amounts were earned in the years indicated. Annual bonuses are generally paid in the first quarter of the following year.

(2) Consists of an automobile allowance unless otherwise indicated.

(3) 1998 amounts include stock options that were granted in 1998 and then subsequently cancelled in 1998 in connection with a repricing in the following amounts: Mr. Morrison--200,000; and Mr. Boyd--75,000.

(4) 1999 amounts consist of: (i) matching payments pursuant to the Company's 401(k) Plan in the following amounts: Mr. Kurz--$5,000;
    Ms. Thomsen--$5,000; Mr. Boyd--$5,000; and Mr. Mastropasqua--$5,000;
    (ii) premiums on term life insurance in the following amounts:
    Mr. Kurz--$6,257; and (iii) loan forgiveness in the following amounts: Mr. Kurz--$10,667.

(5) Mr. Morrison commenced employment in April, 1998. As of December 31, 1999, Mr. Morrison was no longer an officer of the Company.

(6) Mr. Boyd commenced employment in April, 1998. Mr. Boyd received a signing bonus of $50,000.

(7) Mr. Mastropasqua commenced employment in June, 1997.

EMPLOYMENT AGREEMENTS

    Donald A. Kurz has entered into an employment agreement with the Company. The agreement runs from January 1, 1999 through December 31, 2002, subject to earlier termination upon Mr. Kurz's death or disability or termination by the Company For Cause or Other Than For Cause (each as defined in the agreement). The agreement also terminates upon the first anniversary of a Change of Control (as defined in the agreement). Under the agreement, Mr. Kurz is entitled to a base salary of $375,000 per year, subject to upward annual adjustment at the discretion of the Compensation Committee in an amount no less than increases in the Consumer Price Index (as defined in the agreement), a car allowance of $19,200 per year and certain medical, disability and life insurance benefits. Pursuant to the agreement, Mr. Kurz received a grant of 50,000 stock options in January 1999 priced at a 50% premium to fair market value on that date and may receive future stock option grants at the discretion of the Compensation Committee. Mr. Kurz is also entitled to an annual bonus of up to 50% of his base salary based on the attainment of certain corporate earnings goals and, at the discretion of the Compensation Committee, a strategic performance bonus of up to 50% of his base salary after taking into account the Company's long-term prospects and position and the accomplishment of strategic goals devised by Mr. Kurz and the Board of Directors. Upon termination of the employment term, the Company has agreed to retain Mr. Kurz as a consultant for a period of three years, unless the agreement is terminated pursuant to a Change of Control. If the agreement is terminated by reason of death or disability, Mr. Kurz or his estate shall receive his full base salary through the end of the month of his death or disability and a prorated share of any other compensation or benefits required under the agreement. If the agreement is terminated by the Company For Cause, Mr. Kurz's compensation and benefits shall cease as of the date of termination. If the agreement is terminated by the Company Other Than For Cause, Mr. Kurz shall receive his full base salary and any other compensation or benefits required under the agreement through the end of the term of the agreement and double the annual corporate earnings goal bonus he would have been entitled to if he was not terminated. Under the agreement, the Company has agreed to use its best efforts to have Mr. Kurz elected as a director of the Company.

    Joseph F. Morrison has entered into an employment agreement with the Company. The agreement runs from September 1, 1998 through December 31, 2000, subject to earlier termination upon Mr. Morrison's death or disability or termination by the Company For Cause or Other Than For Cause (each as defined in the agreement). The agreement contains provisions restricting Mr. Morrison's ability to compete with the Company through April 24, 2003 and to solicit the Company's employees through April 24, 2003. Under the agreement, Mr. Morrison is entitled to a base salary of $275,000 per year, a car allowance of $14,400 per year and certain medical, disability and life insurance benefits. Pursuant to the agreement, Mr. Morrison received a grant of 100,000 stock options in September 1998. Mr. Morrison is also entitled to an annual bonus of up to 80% of his base salary based on the attainment of certain corporate earnings goals and business group earnings goals. If the agreement is terminated by reason of death or disability, Mr. Morrison or his estate shall receive his full base salary through the end of the month of his death or disability and a prorated share of his annual bonus as determined under the agreement. If the agreement is terminated by the Company For Cause, Mr. Morrison's compensation and benefits shall cease as of the date of termination. If the agreement is terminated by the end of the employment term, Mr. Morrison's compensation and benefits shall cease as of the date of termination, but he shall be entitled to payment of his annual bonus through the end of the calendar year in which his employment terminates subject to proration if applicable. If the agreement is terminated by the Company Other Than For Cause, Mr. Morrison shall receive his full base salary and any other compensation or benefits required under the agreement through the end of the term of the agreement. Effective December 31, 1999, Mr. Morrison's employment agreement was terminated by the Company Other Than For Cause, and Mr. Morrison is no longer an officer of the Company.

    Effective January 1, 2000, Mr. Morrison entered into a Consulting Agreement with the Company. The agreement runs from January 1, 2000 through December 31, 2000 (the "Consulting Period"), subject to earlier termination upon Mr. Morrison's death or disability or upon breach by Mr. Morrison of certain provisions incorporated by reference from his employment agreement. Under the consulting agreement, Mr. Morrison is entitled to receive during the Consulting Period the severance compensation mandated by his employment agreement as described above upon termination by the Company Other Than For Cause. The provisions of Mr. Morrison's employment agreement that restrict his ability to compete with the Company and to solicit the Company's employees are also incorporated by reference into his consulting agreement.

    Edward T. Boyd has entered into an employment agreement with the Company. The agreement runs from April 13, 1998 through April 12, 2000, subject to earlier termination upon Mr. Boyd's death or disability or termination by the Company For Cause or Other Than For Cause (each as defined in the agreement). Following April 12, 2000, Mr. Boyd's employment with the Company may continue on an "at will basis" subject to termination by him upon thirty days prior written notice to the Company. The agreement contains provisions restricting Mr. Boyd's ability to solicit the Company's employees through the second anniversary of the agreement's termination. Under the agreement, Mr. Boyd is entitled to a base salary of $200,000 per year, a car allowance of $12,000 per year and certain medical, disability and life insurance benefits. Pursuant to the agreement, Mr. Boyd received a grant of 75,000 stock options in April 1998. Mr. Boyd is also entitled to an annual bonus of up to 60% of his base salary based on the attainment of certain corporate earnings goals and business group earnings goals. Pursuant to the agreement, Mr. Boyd received a signing bonus of $50,000 in April 1998 which is refundable to the Company in the event he is terminated For Cause on or prior to April 13, 1999. If the agreement is terminated by reason of death or disability, Mr. Boyd or his estate shall receive his full base salary through the end of the month of his death or disability and a prorated share of his annual bonus as determined under the agreement. If the agreement is terminated by the Company For Cause, Mr. Boyd's compensation and benefits shall cease as of the date of termination. If the agreement is terminated by the end of the employment term, Mr. Boyd's compensation and benefits shall cease as of the date of termination. If the agreement is terminated by the Company Other Than For Cause, Mr. Boyd shall receive his full base salary and other benefits required under the agreement through the end of the term of the agreement, and he shall be entitled to payment of his annual bonus through the end of the calendar year in which his employment terminates.

STOCK OPTIONS

    The following table sets forth information with respect to grants of options to purchase Common Stock under the Option Plan to the Named Executive Officers during the fiscal year ended December 31, 1999.

                             OPTION GRANTS IN 1999

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                              ANNUAL RATE OF STOCK
                                 SECURITIES      OPTIONS                                  APPRECIATION FOR
                                 UNDERLYING     GRANTED TO     EXERCISE                  OPTION TERM($)(2)
                                  OPTIONS       EMPLOYEES        PRICE     EXPIRATION   --------------------
NAME                             GRANTED(#)   IN FISCAL YEAR   ($/SH)(1)      DATE         5%         10%
----                             ----------   --------------   ---------   ----------   ---------   --------
Donald A. Kurz.................    50,000(3)        10.4%        12.38        2009        389,283   986,525
Joseph F. Morrison.............         0         --             --          --            --         --
Kim H. Thomsen.................    25,000(4)         5.2%        11.00        2009        172,945   438,279
Edward T. Boyd.................    15,000(4)         3.1%         8.44        2009         79,617   201,767
                                   35,000(4)         7.2%         8.44        2009        185,774   470,791
                                   55,000(4)        11.4%        11.00        2009        380,478   964,213
Gaetano A. Mastropasqua........

------------------------------

(1) Unless otherwise indicated, the exercise price was market value of the Common Stock on the date of grant.

(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on option exercises are dependent upon other factors, including the future performance of the Common Stock and overall stock market conditions.

(3) Options were granted at 150% of fair market value on the date of grant and vest in four equal annual installments commencing on the first anniversary of the date of grant.

(4) Options vest in four equal annual installments commencing on the first anniversary of the date of grant.

    The following table sets forth with respect to the Named Executive Officers information with respect to options exercised, unexercised options and year-end option values in each case with respect to options to purchase shares of Common Stock.

AGGREGATED OPTION EXERCISES DURING FISCAL 1999 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING                     VALUE OF UNEXERCISED
                              SHARES                      UNEXERCISED OPTIONS AT               IN THE MONEY OPTIONS
                             ACQUIRED      VALUE             DECEMBER 31, 1999                AT DECEMBER 31, 1999(1)
                                ON        REALIZED   ---------------------------------   ---------------------------------
NAME                        EXERCISE(#)     ($)      EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
----                        -----------   --------   --------------   ----------------   --------------   ----------------
Donald A. Kurz............       0           0           26,667            73,333                   0                0
Joseph F. Morrison........       0           0           42,223            54,444             227,160          292,909
Kim H. Thomsen............       0           0           92,211            31,832           1,021,743           83,756
Edward T. Boyd............       0           0            7,500            45,000              40,350          228,000
Gaetano A. Mastropasqua...       0           0            6,668            93,332              35,874          276,726

------------------------------

(1) Represents the difference between the last reported sale price of the Common Stock on December 31, 1999 and the exercise price of the option multiplied by the applicable number of shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee of the Board of Directors are Messrs. Climan, Elins and Raben. No member of the Board of Directors or the Compensation Committee has any interlocking relationship with any other corporation that requires disclosure under this heading.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The following Report of the Compensation Committee on Executive Compensation and the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission") or subject to Regulations 14A or 14C of the Commission or the liabilities of
Section 18 of the Exchange Act. Such Report and Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

    GENERAL. The Compensation Committee (the "Compensation Committee") has the responsibility to determine and administer the Company's executive compensation programs and make appropriate recommendations concerning matters of executive compensation. In evaluating the performance of members of management, the Compensation Committee consults with the chief executive officer except when reviewing the chief executive officer's performance, in which case it meets independently. The Committee reviews with the Board in detail all aspects of compensation for the senior executives, including the Named Executive Officers. The Committee met two times in 1999. Set forth below are the principal factors underlying the Committee's philosophy used in setting compensation for fiscal 1999.

    COMPENSATION PHILOSOPHY. At the direction of the Board of Directors, the Compensation Committee endeavors to ensure that the compensation programs for executive officers of the Company are competitive and consistent in order to attract and retain key executives critical to the Company's long-term success. The Compensation Committee believes that the Company's overall financial performance should be an important factor in the total compensation of executive officers. At the executive officer level, the Compensation Committee has a policy that a significant proportion of potential total compensation should consist of variable, performance-based components, such as stock options and bonuses, which can increase or decrease to reflect changes in corporate and individual performance. These incentive compensation programs are intended to reinforce management's commitment to the enhancement of profitability and stockholder value.

    The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's chief executive officer and other executive officers. In implementing the Company's executive compensation objectives, the Compensation Committee has designed an executive compensation program consisting of base salary, annual incentive compensation, stock options and other employment benefits.

    The Compensation Committee seeks to maintain levels of compensation that are competitive with similar companies in the Company's industry. To that end, the Compensation Committee reviews proxy data and other compensation data relating to companies within the Company's industry. In addition, from time to time, the Compensation Committee also receives assessments and advice regarding the Company's compensation practices from independent compensation consultants.

    BASE SALARY. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is to maintain salaries for the aggregate group of executive officers at approximately the competitive industry average. Periodic increases in base salary relate to individual contributions evaluated against established objectives and the industry's annual competitive pay practices.

    ANNUAL INCENTIVE COMPENSATION. The Company's executive officers are eligible for annual incentive compensation consisting primarily of cash bonuses based on the attainment of corporate earnings goals, as well as divisional and individual performance objectives. While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance also affects bonus pay. The Compensation Committee considers such corporate performance measures as net income, earnings per common and common equivalent share, return on average common stockholders' equity, gross margin, sales growth and expense and asset management in making bonus decisions. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify, and accordingly recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and contributions to industry and community development. The amount of each annual incentive award is recommended for approval by management and approved by the Compensation Committee.

    In 1999, the Company reported record sales and income (before charges or gains). Based on the attainment of corporate, divisional and individual performance objectives, cash bonuses were awarded to the Named Executive Officers in the following amounts: Mr. Kurz--$300,000; Mr. Morrison--$0; Ms. Thomsen--$175,000; Mr. Boyd--$125,000; and Mr. Mastropasqua--$165,000.

    STOCK OPTIONS. The Compensation Committee strongly believes that the compensation program should provide employees with an opportunity to increase their equity ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned. Therefore, executives and other key employees are eligible to receive stock options, giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. The Compensation Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Compensation Committee's compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees.

    In 1999, the Company granted options to purchase shares of the Company's Common Stock to the Named Executive Officers in the following amounts: Mr. Kurz--50,000; Mr. Morrison--0; Ms. Thomsen--25,000; Mr. Boyd--15,000; and Mr.
Mastropasqua--90,000.

    OTHER EMPLOYMENT BENEFITS. The Company provides health and welfare benefits to executives and employees similar to those provided by other companies in the Company's industry. The Company also provides a 401(k) plan in which all employees are eligible and maintains a supplemental deferred compensation plan for certain executive officers and a restricted stock plan for certain employees who are not executive officers. Certain executives are also eligible for a monthly car allowance.

    INTERNAL REVENUE CODE SECTION 162(M). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits. Some types of compensation payments and their deductibility depend upon the timing of an executive's vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee's control also affect the deductibility of compensation. For these and other reasons, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code (the "Code"). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

    CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee is responsible for evaluating and establishing the compensation paid to Donald A. Kurz, the Company's chief executive officer. The 1999 base salary for Mr. Kurz was based upon the employment agreement between Mr. Kurz and the

Company dated as of January 1, 1999. In evaluating the incentive compensation to be paid to Mr. Kurz, the Compensation Committee applied the principles and procedures for evaluating performance against corporate and individual objectives outlined above. In 1999, the Company reported record sales and income (before charges or gains). Based on these results, the Compensation Committee awarded Mr. Kurz a bonus of $300,000 for the year ended December 31, 1999. In addition, Mr. Kurz received options to purchase 50,000 shares of Common Stock in 1999 at an exercise price equal to 150% of fair market value on the date of grant.

                                          COMPENSATION COMMITTEE

                                          Lawrence Elins, Chairman
                                          Sanford R. Climan
                                          Bruce Raben

                               PERFORMANCE GRAPH

    Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Common Stock against the cumulative total return of the Standard & Poors 500 Index ("S&P 500 Index"), and the Russell 2000 Index ("Russell 2000 Index") for the period commencing January 1, 1995 and ended December 31, 1999. The data represented below assumes $100 invested in each of the Common Stock, the S&P 500 Index and the Russell 2000 Index on January 1, 1995. The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       EQUITY MARKETING  S&P 500  RUSSELL 2000
01.95           $100.00  $100.00       $100.00
12.95           $263.16  $134.16       $127.80
12.96           $389.47  $161.34       $146.66
12.97           $526.32  $211.37       $176.76
12.98           $173.68  $267.74       $170.67
12.99           $271.16  $320.02       $204.15

Comparison of cumulative return among the Company, the S&P 500 Index and the Russell 2000 Index.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Under the Exchange Act, the Company's directors, its executive officers, and any persons holding more than 10% of the Common Stock or Series A Stock are required to report their ownership of the Common Stock or Series A Stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 1999. All of these filing requirements were satisfied by its directors, officers and 10% holders. In making these statements, the Company has relied on the written representations of its directors, officers and its 10% holders and copies of the reports that they have filed with the Commission.

                                 PROPOSAL NO. 2
                                APPROVAL OF THE
                 EQUITY MARKETING, INC. 2000 STOCK OPTION PLAN

    At the Annual Meeting, stockholders are being asked to approve the Equity Marketing, Inc. 2000 Stock Option Plan (the "2000 Option Plan"), which was adopted by the Board on June 27, 2000 and became effective on such date, subject to stockholder approval. The effectiveness of any grant of stock options, restricted stock or bonus grants under the 2000 Option Plan before the Annual Meeting will be contingent upon stockholder approval. Thus, if the 2000 Option Plan is not approved by the stockholders, the 2000 Option Plan and any stock options, restricted stock or bonus grants granted thereunder shall terminate. A summary description of the 2000 Option Plan is set forth below. This summary description does not purport to be complete and is qualified in its entirety by reference to the full text of the 2000 Option Plan, which is attached hereto as Exhibit A and incorporated herein by this reference. Stockholders are urged to read the 2000 Option Plan in its entirety.

    When approved by the stockholders of the Company, the 2000 Option Plan will replace the Company's most recent stock option plan, the Equity Marketing, Inc. Stock Option Plan (the "Option Plan").

    Adoption of the 2000 Option Plan has been recommended by the Board of Directors. In the opinion of the Board of Directors, it is in the best interests of the Company and its stockholders to provide, through the 2000 Option Plan, a comprehensive incentive compensation program designed to enable the Company to attract, retain and reward key employees and other eligible participants through performance-based incentives in shares of Common Stock.

SUMMARY DESCRIPTION OF THE 2000 OPTION PLAN

    PURPOSE OF THE 2000 OPTION PLAN. The purpose of the 2000 Option Plan is to enable the Company and its stockholders to secure the benefits of Common Stock ownership by key personnel of the Company and its subsidiaries, including furthering the Company's ability to attract, retain and motivate the people who will be largely responsible for the profitability and long-term future growth of the Company and its subsidiaries. The 2000 Option Plan provides for the granting to such personnel of (a) options to purchase shares of Common Stock ("Options"),
(b) shares of Common Stock that are subject to risks of forfeiture and restrictions on transfer ("Restricted Stock"), and (c) shares of Common Stock as a bonus, or in lieu of other compensatory obligations of the Company ("Bonus Grants") (Options, Restricted Stock and Bonus Grants are collectively referred to as "Awards").

    ELIGIBILITY. The persons who are eligible to receive Awards under the 2000 Option Plan are present or future key employees, non-employee consultants and non-employee directors of the Company and its subsidiaries. A person who holds an Award is herein referred to as a "Participant," and more than one Award may be granted to any Participant.

    ADMINISTRATION. The 2000 Option Plan is to be administered by the Board or a committee (the "Committee") consisting of at least two directors appointed by the Board. If the 2000 Option Plan is administered by the Board, references to the Committee shall mean the Board of Directors. The Committee has the authority to interpret the 2000 Option Plan and to supervise the administration of the 2000 Option Plan. Under the 2000 Option Plan, the Committee also is authorized to (a) grant Awards, (b) select Participants, (c) determine the number of shares covered by each Award, and (d) establish the terms and conditions of each Award, including (i) the exercise price of an Option, (ii) the restrictions on exercisability of an Option or grant of Restricted Stock and on the disposition of each Award, and (iii) whether or not an Option is to be treated as an incentive stock option, as defined in Section 422 of the Code. The Committee also has the power to prescribe, amend and rescind the rules relating to the 2000 Option Plan, as discussed below.

    SHARES SUBJECT TO THE 2000 OPTION PLAN. Awards covering an aggregate of 750,000 shares of Common Stock may be granted pursuant to the 2000 Option Plan, subject to adjustments to reflect certain corporate transactions or events, as discussed below. Such shares of Common Stock may be either authorized and unissued or held by the Company in its treasury. In the event that a Participant pays part of the exercise price of an Award with Options or Restricted Stock, only the net shares issued are counted against the shares available for issuance. Upon the expiration or termination of outstanding Options, or any portion thereof which are not exercised in full, the remaining unissued shares of Common Stock under the Options shall again become available for issuance under the 2000 Option Plan. Similarly, upon the forfeiture of shares of Restricted Stock, the forfeited shares shall again become available for issuance.

    OPTIONS. Options granted under the 2000 Option Plan will either qualify for treatment as incentive stock options under the Code and be designated "Incentive Stock Options," or not qualify for such treatment and be designated "Nonqualified Stock Options." Incentive Stock Options may only be granted to employees. A person may not be granted Options to purchase more than 100,000 shares of Common Stock in any single calendar year. The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant in any calendar year under the 2000 Option Plan and any other incentive stock option plans of the Company or any subsidiary shall not exceed $100,000. To the extent a Participant's Options exceed the limit, such Options will be treated as Nonqualified Stock Options.

    OPTION PRICE. The exercise price per share (the "Option Price") of the shares of Common Stock underlying each Option cannot be less than the par value per share of the Common Stock in the case of Nonqualified Stock Options or less than 100% of the fair market value (as defined in the 2000 Option Plan) of each share of Common Stock on the date of grant of the Option in the case of Incentive Stock Options. If the Participant is a ten-percent stockholder (determined using the constructive ownership rules of the Code) of the Company or a subsidiary immediately before the grant of an Incentive Stock Option, the Option Price shall be not less than 110% of the fair market value on the date of grant.

    OPTION PERIOD. The period during which an Option may be exercised will be determined by the Committee, but cannot exceed ten years from the date such Option is granted, except that with respect to Incentive Stock Options, the Option period cannot exceed five years from the date of grant if the Participant is a ten-percent stockholder of the Company.

    EXERCISE OF OPTIONS. The Committee may determine any vesting or other restrictions on the exercisability of an Option, subject to any earlier termination provided for under the 2000 Option Plan. Options may be exercised by a Participant upon transmitting to the Company a written notice setting forth the number of shares to be purchased and payment of the Option Price of the shares to be exercised.

    DISSOLUTION, LIQUIDATION, SALE OF ALL OR SUBSTANTIALLY ALL THE ASSETS OR MERGER. If the outstanding shares of Common Stock of the Company are exchanged for different securities of the Company through a recapitalization, merger, consolidation or reclassification or other similar transaction, or if the number of outstanding shares is changed through a stock split or stock dividend, the Committee will make adjustments as it deems appropriate with respect to the number, exercise price with respect to Options, or kind of securities subject to any outstanding Award. The Committee may also make such adjustments in the event of a spinoff or other distribution to stockholders of assets of the Company, other than normal cash dividends. No issuance of shares of capital stock, securities convertible into shares of capital stock, or options or warrants to purchase any shares of capital stock will affect the number, exercise price with respect to Options or kind of securities subject to any Award other than as set forth above.

    Upon a dissolution, liquidation or sale of all or substantially all of the assets of the Company or a merger or similar transaction in which the holders of outstanding voting securities of the Company would own 50 percent or less of the voting power of the surviving corporation existing after such transaction, assuming the conversion of all equity securities convertible into shares entitled to vote, all Participants will be permitted to exercise their outstanding Options, whether exercisable or not, immediately prior to such transaction, and all restrictions and conditions on Awards of Restricted Stock will be deemed satisfied immediately prior to such transaction. Any unexercised Options after the date of any such transaction will terminate.

    TERMINATION OF SERVICE. If a Participant ceases employment or ceases performing services in a capacity other than as an employee with the Company or any subsidiary for any reason other than death, disability or cause, each Option granted to him or her under the 2000 Option Plan will terminate six months after the date of such cessation of employment or service, or three months in the case of any Incentive Stock Option. If a Participant's employment or service ceases as a result of death or disability, each outstanding Option will terminate one year after the date of such cessation of employment or service. If a Participant's employment or service is terminated by reason of cause, each outstanding Option will terminate on the date of such termination of employment or service for cause. A Participant shall forfeit to the Company all non-vested shares of Restricted Stock immediately upon termination of such Participant's employment or service with the Company or any subsidiary for any reason.

    CANCELLATION OF GRANTS. The Committee may cancel any unexpired, unpaid or deferred Award of any Participant at any time if the Participant does not comply with all of the terms of the Award, and one or more of the following conditions occur: (a) the Participant provides services for an organization or engages in any business which, in the judgement of the chief executive officer of the Company, is or becomes competitive with the Company or which is or becomes prejudicial to or conflicts with the interests of the Company; (b) the Participant discloses to anyone outside of the Company confidential information or material relating to the Company; and (c) the Participant fails to disclose and assign to the Company all right, title and interest in any invention or idea made or conceived by the Participant during his or her employment by the Company, relating in any manner to the business or work of the Company and shall assist the Company in securing a patent for the invention or idea. The occurrence of any of these conditions prior to or during the six months after any exercise, payment or delivery pursuant to an Award may result in the recission of such exercise, payment or delivery.

    RESTRICTED STOCK. The Committee may issue Awards of Restricted Stock upon such terms and conditions as it may deem appropriate, which terms need not be identical for all such Awards. The Committee may issue Awards for consideration or the Awards may be issued without the receipt of consideration by the Company. If any Awards are issued for consideration, the Committee may determine the forms of consideration that are acceptable. A Participant shall not have a vested right to the Restricted Stock until the satisfaction of the vesting requirements specified in the Award. The Restricted Stock may not be assigned or transferred prior to its vesting. The Participant shall have all of the other rights of a stockholder of the Company, including the right to vote the shares of Common Stock underlying the Restricted Stock and to receive any dividends on such Common Stock.

    BONUS GRANTS. The 2000 Option Plan authorizes the Committee to issue shares of Common Stock on such terms and conditions as it may decide as a bonus, or shares of Common Stock, Restricted Stock or

Options in lieu of the Company's obligation to pay cash or deliver other property under the 2000 Option Plan or under other plans or compensatory arrangements.

    AMENDMENT AND TERMINATION OF THE 2000 OPTION PLAN. The Board may at any time make any amendments to or terminate the 2000 Option Plan. Such amendments shall include, but not be limited to, acceleration of the time at which an Option may be exercised. Such amendments may not, without the approval of the stockholders (a) increase the maximum number of shares of Common Stock that may be issued under the 2000 Option Plan, except as set forth under "Dissolution, Liquidation, Sale of All or Substantially All the Assets or Merger," or (b) change the designation of the class of individuals eligible to receive Incentive Stock Options. Notwithstanding the foregoing, the 2000 Option Plan shall terminate on June 27, 2010, the date which is ten years after the date of the adoption of the 2000 Option Plan. Subject to the provisions under "Dissolution, Liquidation, Sale of All or Substantially All the Assets or Merger," the amendment or termination of the 2000 Option Plan may not adversely affect any outstanding Award.

    SUBSTITUTE OPTIONS. In the event the Company acquires another entity, the Committee may authorize the issuance of Options to individuals who perform services for such acquired entity in substitution of stock options previously granted to those individuals by such acquired entity for the performance of services. In order to allow the Committee to preserve the economic benefit, if any, inherent in the options previously granted by an acquired entity, substitute Options which are intended to qualify as Incentive Stock Options may be granted with an exercise price less than 100 percent of the fair market value of each share of Common Stock on the date of grant by the Company. Additionally, grants of substitute Options which are intended to qualify as Incentive Stock Options are not subject to the limitation that the aggregate fair market value (determined at the time of grant by the Company) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant in any calendar year not exceed $100,000.

FEDERAL INCOME TAX CONSEQUENCES OF THE 2000 OPTION PLAN

    The following summary of the effects of federal income taxation upon the Participants and the Company with respect to shares of Common Stock issued under the 2000 Option Plan does not purport to be complete and reference is made to the applicable provisions of the Code.

    INCENTIVE STOCK OPTIONS. No taxable income will be recognized by a Participant upon the grant or exercise of any Incentive Stock Option. However, the amount by which the fair market value of shares of Common Stock purchased upon exercise of an Incentive Stock Option exceeds the exercise price of such stock constitutes an "item of adjustment" that could then be subject to the alternative minimum tax in the year that the Option is exercised. Additionally, the Company will not be entitled to any federal income tax deduction as the result of the grant or exercise of any Incentive Stock Option.

    Any gain or loss resulting from the subsequent sale of shares of Common Stock acquired upon exercise of any Incentive Stock Option will be capital gain or loss if such sale is made after the later of (a) two years from the date of the grant of the Incentive Stock Option, and (b) one year after the transfer of such stock to the Participant upon exercise, so long as the Participant is an employee of the Company from the date of grant until three months before the date of exercise. In the event of the Participant's death or disability prior to exercise of an Incentive Stock Option, special rules apply in determining whether gain or loss upon sale of the shares of Common Stock acquired upon exercise of such Option will be taxable as capital gain or loss or ordinary income.

    If the sale of stock is made prior to the expiration of such two-year and one-year periods, the Participant will recognize ordinary income in the year of the sale in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. However, if such sale is a transaction in which a loss (if sustained) would have been recognized by the Participant, the amount of ordinary income recognized by the Participant will not exceed the excess (if any) of the amount realized on the sale over the exercise price. The Company will then be entitled to an income tax deduction of like amount. Any excess gain recognized by the Participant upon such a disqualifying disposition would then be taxable as a capital gain.

    If an individual sale of shares of Common Stock received through the exercise of an Incentive Stock Option qualifies for capital gain treatment, the federal capital gains tax rate from such sale will be determined based on the holding period of the Common Stock in accordance with the tax rates then in effect under the Code.

    NONQUALIFIED STOCK OPTIONS. At the time of the grant of a Nonqualified Stock Option, no taxable income will be recognized by the Participant and the Company will not be entitled to a deduction. Upon the exercise of such an Option, the Participant will recognize taxable income, and the Company will then be entitled to a deduction, in the amount by which the then fair market value of the shares of Common Stock issued to such Participant exceeds the exercise price. Income recognized by the Participant upon exercise of a Nonqualified Stock Option will be taxed as ordinary income with respect to which the Company is required to deduct and withhold federal and state income tax. Pursuant to the 2000 Option Plan, the exercise of each Nonqualified Stock Option will be subject to the Company's determination that all withholding taxes relating to the Nonqualified Stock Option have been satisfied. Upon the subsequent disposition of shares of Common Stock acquired upon the exercise of a Nonqualified Stock Option, the Participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and the fair market value of such shares at the time of exercise. If the gain recognized in connection with such disposition qualifies for capital gain treatment, the federal capital gain tax rate for such sale will be determined based on the holding period of the Common Stock in accordance with the tax rates then in effect under the Code.

    RESTRICTED STOCK. Generally, at the time of the grant of Restricted Stock, no taxable income will be recognized by the Participant and the Company will not be entitled to a deduction. Upon the lapse of the forfeiture restrictions imposed by the Committee on Restricted Stock (I.E., "vesting"), the Participant generally will recognize taxable income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares granted to the Participant at the time of vesting exceeds the purchase price, if any.

    Alternatively, if the Participant timely files an election under Section 83(b) of the Code at the time of the grant of Restricted Stock (a "Section 83(b) Election"), the Participant generally will recognize income, and the Company will be entitled to a deduction, at the date of grant in the amount by which the fair market value of the shares on the date of grant exceeds the purchase price, if any. If the Participant forfeits the Restricted Stock subsequent to the filing of a Section 83(b) Election, the Participant will not be able to deduct any part of the amount previously included in income. Income recognized by the Participant upon the vesting of the Restricted Stock, or at the earlier time of grant if the Participant timely files a Section 83(b) Election, will be taxed as ordinary income. Such income constitutes "wages" with respect to which the Company is required to deduct and withhold federal and state income tax.

    Upon the subsequent disposition of vested shares of Restricted Stock, the Participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition, and the fair market value of such shares at the time of vesting, or the earlier time of grant if the Participant timely files a Section 83(b) Election. If the gain recognized in connection with such disposition qualifies for capital gain treatment, the federal capital gains tax rate for such sale will be determined based on the holding period of the Common Stock, which will begin on the date the shares vest or the date of grant if the Participant timely files a Section 83(b) Election, and in accordance with the tax rates then in effect under the Code.

    BONUS GRANTS. Generally, at the time of a Bonus Grant of Common Stock, the Participant will recognize taxable income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares awarded to the Participant at the time of grant exceeds the purchase price, if any. Income recognized by the Participant upon the receipt of a Bonus Grant will be taxed as ordinary income. Such income constitutes "wages" with respect to which the Company is required to deduct and withhold federal and state income tax.

    Upon the subsequent disposition of shares of the Bonus Grant, the Participant will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition, and the fair market value of such shares at the time of grant. If the gain recognized in connection with such disposition qualifies for capital gain treatment, the federal capital gains tax rate for such sale will be determined based on the holding period of the Common Stock and in accordance with the tax rates then in effect under the Code.

    Long-term capital gains are generally taxed at the flat rate of 20 percent. Ordinary income is taxed at your marginal income tax rate, which can be as much as 39.6 percent. Short-term capital gains are taxed the same as ordinary income. There are limitations on the deductibility of capital losses.

    ACCELERATION OF STOCK OPTIONS AND RESTRICTED STOCK UPON TRANSFER OF
CONTROL. Pursuant to the 2000 Option Plan and as further discussed above, upon the occurrence of certain events involving a dissolution, liquidation, sale of all or substantially all the assets of the Company, merger or other similar transaction in which the holders of outstanding voting securities of the Company would own 50% or less of the voting power of the surviving corporation existing after such transaction, the exercisability of Nonqualified Stock Options and Incentive Stock Options, and the vesting of Restricted Stock, will be accelerated. Such acceleration may be a "parachute payment" for federal income tax purposes. If the present value of all of the Participant's parachute payments equals or exceeds three times the Participant's average annual compensation for the past five years (or the entire period of employment with the Company, if less than five years), the Participant will be subject to a special excise tax of 20 percent on the amount of his or her "excess parachute payment." Such tax will be applied to the amount of such parachute payment which is in excess of the greater of such average annual compensation of the Participant or an amount which the Participant establishes as reasonable compensation. In addition, the Company will not be allowed a deduction for such "excess parachute payment."

    COMPENSATION DEDUCTION LIMITATION. Upon exercise, Options granted under the 2000 Option Plan to a "covered employee" (as defined below) with an option price equal to or greater than the fair market value of the Common Stock at the time of grant generally will not be subject to the $1.0 million deduction limitation for compensation paid to certain executives of publicly held corporations such as the Company. So long as the Committee is at all times composed of "outside directors" as defined in applicable Treasury Regulations, it should then meet the exemption for "performance-based" compensation. A "covered employee" is a Participant who, on the last day of the taxable year of the Company, is the chief executive officer or one of the four other most highly compensated executive officers of the Company for proxy disclosure purposes. Bonus Grants and Restricted Stock are also subject to this $1.0 million deduction limitation.

APPLICABILITY OF ERISA

    The 2000 Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended and it is not a tax-qualified retirement plan under Section 401(a) of the Code.

BENEFITS TO BE RECEIVED BY OR ALLOCATED TO NON-EMPLOYEE DIRECTORS AND EXECUTIVE
  OFFICERS

    The benefits that would be received by or allocated to non-employee directors and executive officers of the Company participating in the 2000 Option Plan and to other Participants cannot be determined at this time because the amount or value of Awards to be granted to any Participant are within the discretion of the Committee (subject to the limitations set forth above) and, as of the date of this Proxy Statement, the Committee has made no determinations as to the individuals who would receive Awards under the 2000 Option Plan.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

    The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the Annual Meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote "for" or a vote "against" the matter, although they will be counted in determining whether a quorum is present. However abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the Annual Meeting has the same legal effect as a vote "against" the proposal because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes needed to approve this proposal.

  THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EQUITY MARKETING, INC. 2000
                               STOCK OPTION PLAN.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

    Upon recommendation by the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 2000. Representatives of that firm will be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if they so desire.

    Stockholders are being asked to ratify the appointment of Arthur Andersen LLP as the Company's independent auditor for the year ending December 31, 2000.

    If the stockholders do not ratify the appointment of Arthur Andersen LLP as the Company's independent auditor, the Board of Directors will consider selecting another accounting firm.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.

                                   FORM 10-K

    UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO THE COMPANY, ATTENTION: SECRETARY, EQUITY MARKETING, INC., 6330 SAN VICENTE BLVD., LOS ANGELES, CALIFORNIA 90048, THE COMPANY WILL PROVIDE WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                 DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

    Proposals that a stockholder desires to have included in the Company's proxy materials for the 2001 Annual Meeting of Stockholders of the Company must comply with the applicable rules and regulations of the Commission, including that any such proposal must be received by the Secretary of the Company at the Company's principal office no later than March 23, 2001. It is suggested that such proposals be sent by Certified Mail, Return Receipt Requested. The Company's Bylaws require a stockholder to give advance notice of any business, including the nomination of candidates for the Board of Directors, that the stockholder wishes to bring before a meeting of stockholders of the Company. In general, for business to be brought before an annual meeting by a stockholder, written notice of the stockholder proposal or nomination must be received by the Secretary of the Company not less than 120 days nor more than 150 days prior to the anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received by the Secretary not earlier than 150 days prior to such annual meeting, and not later than 120 days prior to such annual meeting or 10 days following the first public announcement of such meeting date. With respect to stockholder proposals, the stockholder's notice to the Secretary of the Company must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information set forth in the Company's Bylaws and/or required by law. With respect to the nomination of a candidate for the Board of Directors by a stockholder, the stockholder's notice to the Secretary of the Company must contain certain information set forth in the Company's Bylaws about both the nominee and the stockholder making the nominations. If a stockholder desires to have a proposal included in the Company's proxy materials for the 2001 Annual Meeting of Stockholders of the Company and desires to have such proposal brought before the same annual meeting, the stockholder must comply with both sets of procedures described in the two immediately preceding paragraphs. Any required written notices should be sent to Equity Marketing, Inc., 6330 San Vicente Blvd., Los Angeles, California 90048, Attention: Secretary.

             OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

    The Company knows of no other matters to be presented at the Annual Meeting, but if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying form of proxy will vote the same in accordance with their best judgment and their discretion, and authority to do so is included in the proxy.

                            SOLICITATION OF PROXIES

    The expense of this solicitation of proxies will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal calls. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons and the Company will reimburse them for their reasonable expenses incurred in this connection.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Leland P. Smith
                                          LELAND P. SMITH
                                          SECRETARY

                                   EXHIBIT A
                             EQUITY MARKETING, INC.
                             2000 STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Equity Marketing, Inc. 2000 Stock Option Plan (the "Plan") is to enable Equity Marketing, Inc., a Delaware corporation (the "Company"), and its stockholders to secure the benefits of common stock ownership by key personnel of the Company and its subsidiaries. The Board of Directors of the Company (the "Board") believes that the granting under the Plan of (1) options ("Options") to purchase shares of the common stock of the Company, $.001 par value per share (the "Common Stock"), (2) shares of Common Stock issued pursuant to section 9 below that are subject to restrictions on ownership ("Restricted Stock"), or (3) shares of Common Stock issued pursuant to section 10 below as a bonus or in lieu of other obligations of the Company ("Bonus Grants" and collectively with awards of Options or Restricted Stock, "Awards"), will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company.

    2. STOCK SUBJECT TO THE PLAN. The Company may issue and sell a total of 750,000 shares of its Common Stock pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. In the event that a Participant pays part or all of the exercise price of an Option or the purchase price of Restricted Stock in the form of Common Stock, only the net additional shares issued (i.e., the number of shares issued in excess of the number of shares surrendered) will be taken into account for purposes of the limitation set forth above. Upon the forfeiture of shares of Restricted Stock, the forfeited shares of Common Stock shall again become available for use under the Plan. Upon the expiration or termination of an outstanding Option which shall not have been exercised in full, the shares of Common Stock remaining unissued under the Option shall again become available for use under the Plan.

    3. ADMINISTRATION. The Plan will be administered by the Board, or at the discretion of the Board, a committee (the "Committee") consisting of at least two directors appointed by and serving at the pleasure of the Board. If the Plan is administered by the Board, references in the Plan to the "Committee" shall mean the "Board". Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to grant Awards under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of agreements regarding Awards made under the Plan, to supervise the administration of the Plan, and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act (1) by the vote of a majority of its members present in person or by telephone at a meeting at which there is a quorum or (2) by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Committee will keep a record of its proceedings and acts and will keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.

    4. ELIGIBILITY. Awards may be granted under the Plan to present or future key employees of the Company or a subsidiary of the Company (a "Subsidiary") within the meaning of Section 424(f) of the Internal Revenue Code of 1986 (the "Code"), and to consultants to the Company or a Subsidiary who are not employees. Awards may also be granted to directors of the Company who are not employees of the Company and/or a Subsidiary. Subject to the provisions of the Plan, the Committee may from time to time select the persons to whom Awards will be granted (a "Participant"), and will fix the number of shares covered by each such Award and establish the terms and conditions thereof (including, without limitation, (1) the exercise price of an Option, (2) restrictions on exercisability of an Option or grant of Restricted Stock and on the disposition of the shares of Common Stock issued upon exercise of an Option, and (3) whether or not an Option is to be treated as an incentive stock option within the meaning of Section 422 of the Code (an "Incentive Stock Option")). Incentive Stock Options may only be granted to employees.

    5. TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan will be evidenced by a written agreement in a form approved by the Committee. Each such Option will be subject to the terms and conditions set forth in this section 5 and such additional terms and conditions not inconsistent with the Plan as the Committee deems appropriate. No person may receive Options to purchase more than 100,000 shares of Common Stock under the Plan in a single calendar year.

        (a) OPTION EXERCISE PRICE. In the case of an Option which is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the Option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the Option is granted (110% in the case of an Participant who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, determined using the constructive ownership rules contained in Section 424(d) of the Code (a "ten percent stockholder")). For purposes hereof, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Committee. Except in the case of Substitute Options (as defined in Section 17), the aggregate fair market value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that a Participant's Options exceed that limit, they will be treated as not being Incentive Stock Options (but all of the other provisions of the Option shall remain applicable), with the first Options that were granted to the Participant to be treated as Incentive Stock Options.

        (b) OPTION PERIOD. The period during which an Option may be exercised will be fixed by the Committee and will not exceed ten years from the date the Option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent stockholder").

        (c) EXERCISE OF OPTIONS. The Committee will determine, and will set forth in the Option agreement, any vesting or other restrictions on the exercisability of an Option, subject to any earlier termination of the Option required hereunder. Options shall only be exercised for whole number of shares. All or part of the exercisable portion of an Option may be exercised at any time during the Option period. An Option may be exercised by transmitting to the Company (1) a written notice specifying the number of shares of Common Stock to be purchased, and (2) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its income tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations). To the extent authorized by the Committee, Participants may surrender previously acquired shares of Common Stock or have shares withheld upon the exercise of an Option in satisfaction of the tax withholding obligations. To the extent necessary to avoid adverse accounting treatment, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income and employment tax withholding rules.

        (d) PAYMENT OF EXERCISE PRICE. Options are exercised by payment of the full amount of the purchase price to the Company. The payment shall be in the form of cash or such other forms of consideration as the Committee shall deem acceptable or such other methods of payment as the Committee shall deem acceptable. If the payment is made by means of the surrender of Restricted Stock, a number of shares issued upon the exercise of the Option equal to the number of shares of

    Restricted Stock surrendered shall be subject to the same restrictions as the Restricted Stock that was surrendered. The Committee may also authorize the exercise of Options by the delivery to the Company or its designated agent of an executed written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option and/or any income tax withholding obligations.

        (e) RIGHTS AS A STOCKHOLDER. No shares of Common Stock will be issued in respect of the exercise of an Option granted under the Plan until full payment therefor has been made. The holder of an Option will have no rights as a stockholder with respect to any shares covered by an Option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

        (f) OTHER PROVISIONS. The Committee may impose such other conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

    6.  CAPITAL CHANGES, REORGANIZATION, SALE.

        (a) ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of a stock split, stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar change affecting Common Stock, the Committee shall authorize such adjustments as it may deem appropriate with respect to the following: (1) the number and/or kind of shares covered by each outstanding Award; (2) the aggregate number and/or kind of shares for which Awards may be granted under this Plan; and (3) the exercise price per share in respect of each outstanding Option. The Committee may also make such adjustments in the event of a spinoff (or other distribution) of Company assets to stockholders, other than normal cash dividends. Except as set forth above in this section 6(a), no issuance by the Company of shares of stock of any class, or securities convertible into, or options or warrants to purchase shares of any class of stock, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to any Award.

        (b) CASH, STOCK OR OTHER PROPERTY FOR STOCK. In the event of an Exchange Transaction (as defined below), (1) all Participants will be permitted to exercise their outstanding Options in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding Options which are not exercised before the Exchange Transaction will thereupon terminate, and (2) all restrictions and conditions of all Awards of Restricted Stock then outstanding shall be deemed satisfied immediately prior to such Exchange Transaction.

        (c) DEFINITION OF EXCHANGE TRANSACTION. For purposes hereof, the term "Exchange Transaction" means a sale of substantially all of the assets of the Company, a liquidation or dissolution of the Company, or a merger, consolidation or similar transaction in which the Company is not the Surviving Corporation. The determination as to which party to a merger or consolidation is the "Surviving Corporation" shall be made on the basis of the relative equity interests of the stockholders in the corporation existing after the transaction, as follows: if immediately following any merger or consolidation the holders of outstanding voting securities of the Company immediately prior to the merger or consolidation own equity securities possessing more than 50% of the voting power of the corporation existing following the merger or consolidation, then for purposes of this Plan, the Company shall be the Surviving Corporation. In all other cases, the Company shall not be the Surviving Corporation. In making the determination of ownership by the stockholders of a corporation immediately after the merger or consolidation, equity securities which the stockholders owned immediately before the merger or consolidation as stockholders of another party to the transaction shall be disregarded. Further, for purposes of this section 6(c) only, outstanding voting securities of a corporation shall be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote.

        (d) FRACTIONAL SHARES. In the event of any adjustment in the number of shares covered by any Option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such Option will cover only the number of full shares resulting from the adjustment.

    7. CANCELLATION OF GRANTS. Except as otherwise provided in the Award, the Committee may cancel any unexpired, unpaid, or deferred Award at any time if the Participant does not comply with all of the terms of the Award and the following conditions.

        (a) A Participant shall not render services for any organization or engage directly or indirectly in any business that, in the judgment of the Chief Executive Officer of the Company or other senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For Participants whose employment has terminated, the judgment of the Chief Executive Officer shall be based on the Participant's position and responsibilities while employed by the Company, the Participant's post-employment responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect on the Company's customers, suppliers and competitors of the Participant assuming the post-employment position and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant who has Retired (as defined below) shall be free, however, to purchase as an investment or otherwise, stock or other securities of such organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than five percent (5%) equity interest in the organization or business. For purposes hereof, the term "Retired" means a Participant who ceases to be employed by or to perform services for the Company or any Subsidiary for any reason where the Participant had previously attained the age of fifty-five (55) and completed five (5) years of service as determined in accordance with the terms of the Equity Marketing, Inc. 401(k) Plan.

        (b) A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company, or use in other than the Company's business, any confidential information or material, as those terms are used in the Company's Employee Patent and Confidence Agreement, relating to the business of the Company, acquired by the Participant either during or after employment with the Company.

        (c) A Participant, pursuant to the Company's Employee Patent and Confidence Agreement, shall disclose promptly and assign to the Company all right, title, and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research, or development work of the Company and shall do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in foreign countries.

        (d) Upon exercise, payment, or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan. Failure to comply with the provisions of paragraph (a), (b) or (c) of this section 7 prior to, or during the six (6) months after, any exercise, payment or delivery pursuant to an Award may, at the Committee's discretion, cause such exercise, payment or delivery to be rescinded. The Company shall notify the Participant in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment, or delivery pursuant to an Award. Such payment shall be made either in cash or by returning to the Company the number of shares of Common Stock that the Participant received in connection with the rescinded exercise, payment, or delivery.

    8. AMENDMENT AND TERMINATION OF THE PLAN. The Board may at any time amend or terminate the Plan. No amendment or termination may affect adversely any outstanding Award without the written consent of the Participant. However, if the amendment affects the class of individuals who are eligible to receive Incentive Stock Options or the maximum number of shares of Common Stock that may be issued under the Plan, then stockholder approval of the amendment must be obtained within twelve months of the date on which the amendment was adopted.

    9. RESTRICTED STOCK. The Committee may issue Awards of Restricted Stock upon such terms and conditions as it may deem appropriate, which terms need not be identical for all such Awards. Restricted Stock may be sold to Participants, or it may be issued to Participants without the receipt of any consideration. If the Participant is required to give any consideration, the payment shall be in the form of cash or such other forms of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the Participant. A Participant shall not have a vested right to the Restricted Stock until the satisfaction of the vesting requirements specified in the Award. A Participant may not assign or alienate his or her interest in the shares of Restricted Stock prior to vesting. Otherwise, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the shares and to receive any dividends. The following rules apply with respect to events that occur prior to the date on which the Participant obtains a vested right to the Restricted
Stock: (1) stock dividends issued with respect to the shares covered by an Award of Restricted Stock shall be treated as additional shares received under the Award of Restricted Stock, and (2) cash dividends are taxable compensation to the Participant that is deductible by the Company.

    10. BONUS GRANTS AND GRANTS IN LIEU OF COMPENSATION. The Committee is authorized to grant shares of Common Stock as a bonus, or to grant shares of Common Stock, Restricted Stock or Options in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements of the Company. Such Bonus Grants shall be upon such terms and conditions as the Committee may deem appropriate.

    11. NONTRANSFERABILITY OF AWARDS. Unless otherwise determined by the Committee, no Option or grant of Restricted Stock shall be assignable or transferable except upon the Participant's death to a beneficiary designated by the Participant in accordance with procedures established by the Committee or, if no designated beneficiary shall survive the Participant, pursuant to the Participant's will or by the laws of descent and distribution. Unless otherwise determined by the Committee, during an Participant's lifetime, Options may be exercised only by the Participant or, in the event of the Participant's disability (as defined in section 12 below), the Participant's guardian or legal representative.

    12.  TERMINATION OF EMPLOYMENT OR OTHER SERVICE.

        (a) OPTIONS. Unless otherwise determined by the Committee, if a Participant ceases to be employed by or to perform services for the Company or any Subsidiary for any reason other than death, Disability (as defined below) or Cause (as defined below), then each outstanding Option granted to him or her under the Plan will terminate six months after the date of such termination of employment or service. Notwithstanding the preceding sentence, an Incentive Stock Option will terminate three months following the termination of the Participant's employment for any reason. For this purpose, a Participant who is on a leave of absence that exceeds ninety days will be considered to have terminated employment on the ninety-first day of the leave of absence, unless the Participant's rights to reemployment are guaranteed by statute or contract. If a Participant's employment or service is terminated by reason of the Participant's death or Disability (as defined below), then each outstanding Option granted to the Participant under the Plan will terminate on the date one year after the date of such termination of employment or service. For purposes hereof, the term "Disability" means a determination to that effect under the group long-term disability plan of the Company; provided, however, that in no event will a Participant be considered to be disabled for purposes of this Plan if, at the sole discretion of the Committee, the Participant's disability is a result of intentionally self-inflicted injuries (while sane or insane), alcohol or drug abuse, or a criminal act for which the

    Participant is convicted or to which the Participant pleads guilty or nolo contendere. If a Participant's employment or service is terminated by reason of Cause (as defined below), then each outstanding Option granted to the Participant under the Plan will terminate on the date of such termination of employment or service for Cause. For purposes hereof, the term "Cause" means
    (1) "Cause" as defined in an individual employment agreement between the Company and the Participant, if any, (2) in the judgement of the Chief Executive Officer of the Company or the Board, the Participant is negligent in the course of providing services to the Company, or commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, (3) conduct of a criminal nature that has or that may have an adverse effect on the Company's reputation or standing in the community, or on its continuing relationships with customers or those who purchase or use its products or services, (4) any act or acts of personal conduct that, in the judgement of the Chief Executive Officer of the Company or the Board, are in violation of a Company policy or policies as set forth in the Employee Handbook of the Company in effect at the time of the act or acts, (5) any act or acts by the Participant in violation of specific directions of the Participant's supervisor or the Chief Executive Officer of the Company or continued or repeated failure by the Participant to perform duties assigned by such supervisor or the Chief Executive Officer of the Company, or (6) any material misrepresentation or omission regarding employment history, education or experience made by the Participant in connection with their negotiations with the Company to become an employee of the Company.

        (b) RESTRICTED STOCK. A Participant shall forfeit to the Company all non-vested shares of Restricted Stock upon termination of such Participant's employment with the Company for any reason.

    13. NO RIGHTS CONFERRED. Neither the adoption of this Plan nor the granting of any Award shall affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law or confer upon any Participant the right to continue performing services for the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the services of any Participant at any time, with or without cause.

    14. GOVERNING LAW. The Plan and each Award granted thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any state.

    15. DECISIONS AND DETERMINATIONS OF COMMITTEE TO BE FINAL. Except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

    16. TERM OF THE PLAN. The Plan shall be effective as of June 27, 2000, the date on which it was adopted by the Board. The Plan will terminate on June 27, 2010, the date ten years after the date of adoption by the Board, unless sooner terminated by the Board. The rights of Participants under Awards outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination and shall continue in accordance with the terms of the Award (as then in effect or thereafter amended).

    17. SUBSTITUTE OPTIONS. In the event that the Company acquires another entity by merger or otherwise, the Committee may authorize the issuance of Options to the individuals performing services for the acquired entity in substitution of stock options previously granted to those individuals in connection with their performance of services for the acquired entity upon such terms and conditions as the Committee shall determine ("Substitute Options"). The exercise price of such a Substitute Option shall be determined without regard to the rules of section 5(a), but, in the case of a Substitute Option that is intended to be an Incentive Stock Option, all of the terms of the Substitute Option shall be determined in accordance with the rules of Code
Section 424(a).

                             EQUITY MARKETING, INC.
             THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 7, 2000

    Donald A. Kurz, Leland P. Smith and Teresa P. Covington, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote, as designated below, all shares of Common Stock of Equity Marketing, Inc. held of record by the undersigned on July 12, 2000, at the Annual Meeting of Stockholders to be held at 10:00 a.m. on September 7, 2000, at the offices of the Company at 6330 San Vicente Blvd., Los Angeles, California 90048, and at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

1.  ELECTION OF DIRECTORS. To elect all nominees.
   Nominees are: Donald A. Kurz, Sanford R. Climan, Mitchell H. Kurz, Bruce Raben and Stephen P. Robeck.

        / /  AUTHORITY GIVEN                      / /  AUTHORITY WITHHELD

    FOR ALL NOMINEES LISTED ABOVE EXCEPT:

--------------------------------------------------------------------------------

2.  To approve the Equity Marketing, Inc. 2000 Stock Option Plan.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. To ratify the selection of Arthur Andersen LLP as the Company's independent auditor.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. PLEASE MARK, DATE AND SIGN THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

    Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.

    The signer acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. Unless otherwise specified this Proxy will be voted FOR Proposals 1, 2 and 3.

                                              IMPORTANT: Please sign exactly as
                                              name appears hereon. Each joint
                                              owner shall sign. Executors,
                                              administrators, trustees, etc.,
                                              should give their full title.

                                              __________________________________
                                                         Signature(s)

                                              __________________________________
                                                             Date

                                              __________________________________
                                                         Signature(s)

                                              __________________________________
                                                             Date